Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-216030

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 2 dated June 12, 2017

(to Prospectus dated April 11, 2017)

11,444,204 shares of common stock

This Prospectus Supplement No. 2 updates, amends, and supplements the information previously included in our prospectus dated April 11, 2017, as amended by Prospectus Supplement No. 1 dated June 2, 2017, which we refer to as our prospectus, relating to the sale or other disposition from time to time of up to 11,444,204 shares of our common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc. (the “Company”), held by selling stockholders named in the prospectus.

Amendment to Amended and Restated Articles of Incorporation

  On June 7, 2017, we filed a Certificate of Amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Amendment”) to effectuate a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock on a 1-for-15 basis. The Reverse Stock Split became effective on June 9, 2017 (the “Effective Date”). As of the Effective Date, every 15 shares of issued and outstanding common stock were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Instead, a holder of record of common stock on the Effective Date who would otherwise be entitled to a fraction of a share will, in lieu thereof, be entitled to receive a whole share of common stock.

All options, warrants and convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be proportionately adjusted for the Reverse Stock Split by dividing the number of shares of common stock into which the options, warrants and convertible securities are exercisable or convertible by 15 and multiplying the exercise or conversion price thereof by 15.

As reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2016, the Company’s shareholders authorized the Company’s Board of Directors to effect a reverse stock split of the Company’s common stock in a ratio in the range of not less than 1-for-8 and not more than 1-for-20 at any time prior to September 15, 2017. Thereafter, the Company’s Board of Directors determined to effect the Reverse Stock Split and authorized the implementation of the Reverse Stock Split and filing of the Amendment.

The forgoing description is a summary only, does not purport to set forth the complete terms of the Amendment, and is qualified in its entirety by reference to the Amendment filed as Exhibit 3.1 to the Current Report on Form 8-K dated June 7, 2017 (the “Form 8-K”).

On June 8, 2017, we issued a press release with respect to the Reverse Stock Split described above, a copy of which was filed as Exhibit 99.1 to the Form 8-K and is incorporated herein by reference.

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This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 2 is June 12, 2017.